EXHIBIT 99.1

For Release: IMMEDIATELY - June 3, 1999

Contact:  Thomas M. Kitchen:  (504) 436-5237 - (Avondale Industries, Inc.)
          J. Spencer Davis: (818) 598-5495 - (Litton Industries, Inc.)

Subject:
          AVONDALE ANNOUNCES DEFINITIVE AGREEMENT TO MERGE WITH LITTON INDUSTRIES, INC.

NEW ORLEANS, LOUISIANA - Avondale Industries, Inc. (NASDAQ/NMS-AVDL) announced today that it has entered into a definitive merger agreement to be acquired by Litton Industries, Inc. in an all cash transaction at $39.50 per Avondale common share. Prior to executing the definitive agreement with Litton, Avondale's board of directors terminated Avondale's previously announced merger agreement with Virginia-based Newport News Shipbuilding, Inc.

"Litton's all cash offer will provide substantially greater value to Avondale's stockholders than the stock-for-stock transaction with Newport News," said Albert L. Bossier, Jr., Chairman and Chief Executive Officer of Avondale. "Supported by Litton's financial resources and technological capabilities, the complementary strengths of Avondale and Litton's subsidiary, Ingalls Shipbuilding, will position the combined company to be a leader in the construction and overhaul of complex surface combatants, amphibious assault ships, auxiliary ships and commercial ships."

Upon completion of the merger, Avondale will become a wholly-owned subsidiary of Litton. The transaction is subject to Avondale stockholder approval, U.S. regulatory review and other customary closing conditions. The merger is expected to be completed in the third quarter of 1999.

Avondale Industries, Inc. based in metro New Orleans, designs, builds and overhauls ships for the U.S. Navy, the U.S. Coast Guard and commercial customers.

Litton is a leader in worldwide technology markets for advanced electronic, defense and information systems, and is a major designer and builder of surface combatant ships for the U.S. Navy and allied nations.